EXHIBIT 23.2

Consent of Independent Registered Public Accounting Firm
We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-3) and related Prospectus of Griffin Capital Essential Asset REIT, Inc. (the Company) to be filed on or about June 8, 2017 for the registration of 10,000,000 shares of its common stock and to the incorporation by reference therein of our report dated March 14, 2017, with respect to the consolidated financial statements and schedule of the Company included in its Annual Report (Form 10-K) for the year ended December 31, 2016, filed with the Securities and Exchange Commission.
/s/ Ernst & Young LLP
Los Angeles, California
June 8, 2017